Exhibit 5
                      McGrath, North, Mullin & Kratz, P.C.
                       Suite 1400 One Central Park Plaza
                             222 South 15th Street
                             Omaha, Nebraska 68102
                                 (402) 341-3070









                                                     June 29, 2001


Valmont Industries, Inc.
One Valmont Plaza
Omaha, NE  68154-5215

Ladies and Gentlemen:

         In connection with the filing of a registration statement on Form S-8 (the "Registration Statement"), we have been asked for our opinion that the VERSP Restoration Plan (the "Plan") meets the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is subject only to the provisions of Parts 1 and 5 of Title I of ERISA.

         Parts 1 and 5 of Title I of ERISA do not impose any specific written requirements on plans covering only a select group of management or highly compensated employees, such as the Plan. On the basis of the foregoing, we advise you that in our opinion the provisions of the written documents constituting the plan comply with the requirements of ERISA pertaining to such provisions.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Yours very truly,

                                   McGRATH, NORTH, MULLIN & KRATZ, P.C.

                                   /s/ Guy Lawson

                                   Guy Lawson